GENERAL AUTOMOTIVE COMPANY
5422 CARRIER DRIVE, SUITE 309
ORLANDO, FLORIDA 32819

June 23, 2010

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Division of Corporate Finance
100 F. Street NE, Mail Stop 3561
Washington, D.C. 20549-3561

Attn:       Linda Cvrkel, Branch Chief

Re:          General Automotive Company (the “Company”);
Form 10-K for the year ended December 31, 2009, filed April 15, 2010;
File No. 333-137755

Dear Ms. Cvrkel:

In connection with the Company’s response to the United States Securities and Exchange Commission’s (the “Commission”) comments in a letter dated May 26, 2010 by Linda Cvrkel, Branch Chief of the Commission’s Division of Corporate Finance, this correspondence shall serve as acknowledgment by the Company of the following:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

General Automotive Company

By:          /s/ Dan Valladao
Dan Valladao,
Chief Executive Officer